Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2019

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, Va., July 30, 2019 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ: GOOD) ("Gladstone Commercial") today reported financial results for the second quarter ended June 30, 2019.  A description of funds from operations ("FFO") and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release.  All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted.  For further detail, please also refer to Gladstone Commercial's quarterly financial supplement and Quarterly Report on Form 10-Q, each of which are available on the Investor Relations section of our website at www.GladstoneCommercial.com.
Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	June 30, 2019	March 31, 2019		$ Change	% Change
Operating Data:
Total operating revenue	$28,197	$28,137		$60	0.2%
Total operating expenses	(19,058)	(19,266)		208	(1.1)%
Other expense, net	(6,934)	(4,198)	(1)	(2,736)	65.2%
Net income	$2,205	$4,673		$(2,468)	(52.8)%
Less: Dividends attributable to preferred stock	(2,612)	(2,612)		—	—%
Less: Dividends attributable to senior common stock	(225)	(224)		(1)	0.4%
Net (loss) income (attributable) available to common stockholders and Non-controlling OP Unitholders	$(632)	$1,837		$(2,469)	(134.4)%
Add: Real estate depreciation and amortization	12,622	13,010		(388)	(3.0)%
Less: Gain on sale of real estate	—	(2,952)		2,952	NM
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$11,990	$11,895		$95	0.8%
Add: Convertible senior common distributions	225	224		1	0.4%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$12,215	$12,119		$96	0.8%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	11,990	11,895		95	0.8%
Add: Write off deferred financing fees	—	283		(283)	NM
Add: Acquisition related expenses	65	63		2	3.2%
Add: Deferred rent write off	—	30		(30)	NM
Add: Write off shelf registration statement costs	—	18		(18)	NM
Add: Asset retirement obligation expense	32	31		1	3.2%
Less: Lease termination revenue	(12)	(187)		175	(93.6)%
Less: Lease contraction fee	(57)	(216)		159	(73.6)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$12,018	$11,917		$101	0.8%
Add: Convertible senior common distributions	225	224		1	0.4%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$12,243	$12,141		$102	0.8%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders and Non-controlling OP Unitholders - basic and diluted	(0.02)	0.06	(0.08)	133.3%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.38	0.39	(0.01)	(2.6)%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.38	0.39	(0.01)	(2.6)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	0.39	0.39	—	—%
Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	0.38	0.39	(0.01)	(2.6)%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	31,192,676	30,259,807	932,869	3.1%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	31,911,446	30,981,679	929,767	3.0%
Cash dividends declared per common share and Non-controlling OP Unit	$0.375	$0.375	$—	—%

Financial Position
Real estate, before accumulated depreciation	$989,036	$953,978	$35,058	3.7%
Total assets	$969,787	$935,020	$34,767	3.7%
Mortgage notes payable, net, borrowings under revolver, net and borrowings under term loan, net	$576,770	$552,400	$24,370	4.4%
Total equity and mezzanine equity	$349,683	$343,889	$5,794	1.7%
Properties owned	106	102	4	3.9%
Square feet owned	12,853,836	11,740,721	1,113,115	9.5%
Square feet leased	98.8%	98.9%	(0.1)%	(0.1)%

(1)	Includes a $0.9 million gain on sale, net from one property sale.
NM - Not Meaningful
Second Quarter Activity:
• Acquired properties: Purchased four fully-occupied industrial properties for $40.2 million, with an aggregate of approximately 1.1 million square feet of rental space, at a weighted average cap rate of 8.3%;
• Issued new debt: Borrowed $8.9 million in fixed rate mortgage debt at a 4.35% interest rate, with a 5 year maturity date;
• Refinanced debt: Refinanced $21.5 million of maturing fixed rate mortgage debt with a 4.23% interest rate with $21.6 million of new five-year swapped to fixed rate mortgage debt with a 3.42% interest rate;
• Extended debt: Extended the maturity date on an $8.6 million mortgage from April 2019 to April 2022;
• Leased vacant space: Executed three leases totaling 33,011 square feet of previously vacant space for terms ranging from 5 to 11.5 years;
• Issued stock under ATM program: Issued 917,450 shares of common stock for net proceeds of $19.2 million; and
• Paid distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4374999 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Second Quarter 2019 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended June 30, 2019, was $12.2 million, or $0.38 per share, a 0.8% increase when compared to the three months ended March 31, 2019. Core FFO increased primarily due to an increase in rental income from a full quarter of rental income from our first quarter 2019 acquisitions, coupled with rental income from our four second quarter 2019 acquisitions.
Net loss attributable to common stockholders and Non-controlling OP Unitholders for the three months ended June 30, 2019, was $0.6 million, or $(0.02) per share, compared to net income available to common stockholders and Non-controlling OP Unitholders for the three months ended March 31, 2019, of $1.8 million, or $0.06 per share. A reconciliation of Core FFO to net (loss) income for the three months ended June 30, 2019 and March 31, 2019, which we believe is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit and basic and diluted net (loss) income per weighted average share of common stock and Non-controlling OP Unit is set forth in the Summary Information table above.

Subsequent to the end of the quarter:
• Acquired properties: Acquired an industrial property located in Denton, Texas for $6.5 million, which is fully leased to one tenant on a triple net lease;
• Amended, extended and upsized credit facility: Increased our term loan from $75.0 million to $160.0 million and increased our revolver from $85.0 million to $100.0 million, while extending the maturity date of our term loan for five years and extending the maturity date of our revolver for four years. The LIBOR-based interest rate was reduced by 10 basis points;
• Issued stock under ATM programs: Issued 124,200 shares of common stock for net proceeds of $2.6 million; and
• Declared distributions: Declared monthly cash distributions for July, August and September 2019 totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4374999 per share on our Series D Preferred Stock, and $0.2625 per share on our senior common stock.
Comments from Gladstone Commercial’s President, Bob Cutlip: "Our financial results reflect consistent performance and stabilized revenues from our high same store property occupancy, accretive real estate investments made during 2018 and 2019, our ability to lease previously vacant space, and our deleveraging and capital recycling programs. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio as well as acquire properties in our target growth markets. We have successfully exited one non-core asset so far during 2019, recognizing a net capital gain of $3.0 million. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets. Our pipeline of acquisition opportunities has grown in recent months, with the pipeline and our year-to-date closings favoring industrial properties. We anticipate our robust pipeline will result in successful acquisitions during the remainder of 2019 and beyond. We are extremely pleased with our solid performance over the last several years including same store cash rents increasing by approximately 2%. We believe our same store rents should be stable and rising as we continue our growth. We will continue to primarily focus on investing in new properties as we only have 2.3% of forecasted rental income expiring through 2019. We are looking forward to continued growth and success for our shareholders."
Conference Call: Gladstone Commercial will hold a conference call on Wednesday July 31, 2019, at 8:30 a.m. EDT to discuss its earnings results.  Please call (888) 734-0328 to enter the conference call.  An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 7, 2019.  To hear the replay, please dial (855) 859-2056 and use playback conference number 7297256. The live audio broadcast of the quarterly conference call will also be available on our website, www.GladstoneCommercial.com, and will also be archived and available for replay through September 30, 2019.
About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States.  Including payments through July 2019, Gladstone Commercial has paid 175 consecutive monthly cash distributions on its common stock.  Prior to paying distributions on a monthly basis, Gladstone Commercial paid five consecutive quarterly cash distributions. The company has also paid 163 consecutive monthly cash distributions on its Series A Preferred Stock, 154 consecutive monthly cash distributions on its Series B Preferred Stock and 39 consecutive monthly cash distributions on its Series D Preferred Stock. Gladstone Commercial has never skipped, reduced or deferred a distribution since its inception in 2003.  Further information can be found at www.GladstoneCommercial.com.
About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.
Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.
Non-GAAP Financial Measures:
FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.  FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.  Gladstone Commercial believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by Gladstone Commercial’s operating portfolio and affect the comparability of the company’s period-over-period performance. These items include the adjustment for gains or losses from early extinguishment of debt and any other non-recurring expense adjustments.  Although Gladstone Commercial’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the company believes it is a meaningful supplemental measure of its operating performance.  Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.
Gladstone Commercial’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 13, 2019, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation

+1-703-287-5893